?2006 Our 25th Year?
SANTA MONICA PARTNERS, L.P.
1865 Palmer Avenue
Larchmont   New York   10538

Tel. 914.833.0875     Fax 914.833.1068

ljgoldstein@bloomberg.net        www.smplp.com
jeudowe@smplp.com



April 12, 2006

Dear Fellow Warwick Stockholder,

We are writing to ask for your support by voting the enclosed GREEN proxy card ?FOR? the two nominees that we have proposed for election to the Board of Directors, Mr.
M. Lynn Pike and Mr. Peter Saulnier ? both seasoned, experienced leaders in the Telecomm industry.

We are also writing to urge you to vote ?FOR? Item Number
4, ?Shareholder Proposal urging that the quarterly dividend to shareholders be significantly increased.?

Allow us to explain who we are and why we are asking you to vote on the enclosed GREEN proxy card.

Santa Monica Partners, L.P. (?SMP?) an investment partnership established in 1982, beneficially owns 114,689 shares of Warwick Valley Telephone Company (?Warwick?). SMP is managed by the undersigned, who combined have more than forty-seven years of experience as successful, long-term investors and investment professionals. We are today, and have been during most of the past five years, Warwick?s second largest shareholder. With this sustained and substantial interest, we have a shared interest with you.

Our fund, SMP, is nether a hedge fund nor does it seek ?quick profits? both of which Mr. Herb Gareiss falsely accused us of in the March 9, 2006 Warwick Advertiser article entitled, ?The
Phone Still Rings.? We are quite the opposite. We are patient investors focused on long-term value investing. Our investment philosophy focuses on tax efficient, low-risk, undervalued companies that we can hold for decades. Thus, we have extremely long holding periods and are more than willing to remain shareholders through both the good times and bad.
Patience is a hallmark of ours. For the past 25 years, we have worked hard to ensure shareholders get all they are entitled to. Unlike other investors, we do not just ?vote with our feet? i.e. sell our shares. Rather, we are willing to stand up for all shareholders and for all they are entitled to.

Therefore we have nominated M. Lynn Pike and Peter
Saulnier, two seasoned, talented top telephone industry corporate executives who know Warwick first hand to fill two openings on the Board of Directors. We are not asking for a lot;
just two of the nine Directors so we can be assured that someone on the board is serving shareholders? interests.

Why now? After five years of watching Warwick suffer declining operating profits, in 2005 the Company reported an operating loss. Worse, the Company shows no signs of a turnaround. Management has publicly predicted another decline for 2006 ? marking the possibility of this year being the seventh straight year of declining operating results. In addition, given the substantial cash earned annually by Warwick?s portfolio of passive investments we believe it is time to significantly increase the regular annual dividend, which by the way, has not been increased since 2004.

Warwick?s stock price has also suffered from the very poor operating performance. It is approximately $22 today, down from $34 two and a half years ago. This has been trying on all of us, particularly in light of the fact that the Bloomberg telecom stock index has risen over 24% in the past 12 months while
Warwick?s stock just eked out a 4% rise in the same period.
The problem lies with Warwick?s management. In 1999, just seven years ago, the Orange County/Poughkeepsie Cellular
Partnership (OCP) a passive investment, which our Board and Management have absolutely no control over, accounted for just
30.9% of Warwick?s two principal sources of income, the OCP and the Plain Old Telephone System (POTS).

However, because the OCP, which is managed by Verizon Communication?s outstanding management, has GROWN its profits every single year since 1999, while the POTS has DECREASED annually, the OCP now accounts for ALL of the Company?s income. In 2005, the actively operated, but poorly managed telephone system (POTS) of Warwick LOST
$2,900,000 while the passive OCP investment, which this management and Board had no control over at all, once again INCREASED its profits to a record $11,063,000 share for Warwick.

PLEASE REVIEW THE TABLE BELOW SHOWING THE
RAPIDLY INCREASING INCOME FROM THE OCP
INVESTMENT AND THE RAPIDLY DECLINING
OPERATING INCOME OF THE POTS.


	OCP(1)	POTS
YEAR	NET INCOME	OPERATING
INCOME
2005	$11,063,100	($2,950,000) (2)
2004	$10,475,250	 $1,110,000
2003	  $9,117,600	 $3,180,000
2002	  $7,302,675	 $5,270,000
2001	  $5,041,500	 $6,750,000
2000	  $4,124,175	 $7,640,000
1999	  $3,367,575	 $7,530,000

(1) Warwick?s 7.5% interest in the OCP
(2) 2005 Operating Loss

Warwick has continued to pour the substantial, fast growing profits the Company receives from the OCP into the declining, highly competitive POTS business year after year.

If the Board had not authorized throwing the good cash earned from the OCP down the drain into the poorly managed, declining POTS, and if the dividend had merely kept pace with the growth of the OCP income WHICH IS THE SOURCE OF FUNDS
USED TO PAY THE DIVIDEND, the dividend could have been increased annually and today could be as much as $1.47 per share or 84% higher than the $0.80 cents we receive now. But no, this board has not done this. This Board instead has done the indefensible.

Furthermore, the Board prefers to spend money on interest payments on a bank loan which is not presently needed just to avoid having to negotiate a loan if and when it should ever be needed. The Board actually said that they ?put [the loan money] into an account for potential later use? The Company already has more cash than it needs. This costly borrowing makes no sense to us at all.

Peter Saulnier, one of our two nominees for the Board is a former telephone company Chief Financial Officer and would bring a financial discipline to the Board, something presently sorely missing and desperately needed. He could also be a wonderful skilled addition to the Audit Committee, two of whose three members include a retired public relations consultant and an operator of a dairy farm, which are nice experiences to have, but not for an Audit Committee. Lynn Pike also knows the value of a dollar and how to cut expenses (not increase them) which could make Warwick, once again, a profitable operating company.

Let?s look at Warwick?s recent record. In 2004 the Board fired then President and CEO Mr. Pike who was leading a strategy to modernize the Company. Subsequently, the Company lost every single one of its other top executives with the exception of Herb Gareiss, leaving him alone to run the Company. And just last month, Board members Rafael Collado, Joseph E. DeLuca,
M.D., and Fred M. Knipp all resigned at the same time for ?personal reasons.?

Mr. DeLuca served on the Audit Committee as well as the Governance and Nominating Committees. Mr. Knipp, our long time Director and former President and CEO, served as Chairman of the Governance and Nominating Committee and the recently established and very important Strategic Options Evaluation Committee. Help is clearly needed to recapture what has been lost.

This past November the Board vehemently opposed and needlessly spent the shareholders? money opposing our proposal to put the Company up for auction to the highest bidder. And yet, just two months later on January 31, 2006 the same Board stated, ?[Warwick] expects continued declines in the revenue associated with traditional service offerings? and therefore, had retained ?the investment banking firm Stifel, Nicolaus & Company, Incorporated to assess the strategic options available to the Company including the sale of all or a part of the Company.?
This is a complete reversal of everything President Gareiss said to us (and published) at the annual meeting just this past November 17. Recall Mr. Gareiss?s closing words at the annual meeting:

?In Closing? Our plans are in place, our organization is engaged and our direction is clear. We will work to protect ? and expand ? our market share with new and existing products and services based on our core strengths.
Warwick?s strength lies in its dedicated and knowledgeable staff, its loyal customers and shareholders, and its ability to move quickly to capture and exit markets. By leveraging these strengths, WVT strives to remain an solid investment for its shareholders.?

Instead, what is clear now is that Stifel Nicholas has been hired because plans are not in place and their direction is not clear.
The only ?leveraging? has been the needless and expensive bank borrowing. And Warwick has certainly not been ?a solid investment for its shareholders? for many years.

We therefore have nominated Mr. Pike and Mr. Saulnier two former telecom executives who we confidently believe will be able to steer Warwick back on track and seek all available strategies to maximize returns for shareholders.

As you probably know, these openings are due to the recent resignation of three Directors announced last month (two of whom had been serving terms scheduled to expire in 2007).

In order for our two nominees to be considered for the Board of Directors and for your votes for them to be counted we have had to bring a lawsuit in the New York State Supreme Court against the Chairman and Corporate Secretary. Why? Because the
Company has in its by-laws a rule that any nomination for the Board of Directions must be made 120 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the prior year?s annual meeting, in this case, making the deadline November 2005. The election for which we?ve nominated Mr. Pike and Mr. Saulnier is for two seats which were not due to expire until 2007, but just became available in March 2006 when the directors who held those seats unexpectedly resigned. We asked the Company to waive this rule given the absurd circumstances presented here, but the Company declined.

Now let?s be clear here, in November 2005 no one could have possibly known that the two directors, whose seats were not scheduled for election until 2007, would resign in March 2006. It is unfair and inequitable to treat shareholders this way. Moreover, it is completely undemocratic behavior and clearly not the American way

Lynn Pike and Peter Saulnier, if elected to our Board, will work to see to it that the fair and equitable way of doing things is restored, and to push to have the business turned around, the financials put in order, the dividend increased at least in line with the OCP income and shareholder value and interests put at the forefront of Company actions. In addition, they will cooperate with Stifel Nicholas to immediately assess the strategic options available to the Company. Lynn Pike as a CEO of a telecom in Oklahoma and the former CEO of Warwick is extremely well equipped to work on behalf of shareholder?s best interests as is Peter Saulnier who is a trained, accomplished and experienced telecom CFO, and seasoned executive. Today, the Board clearly lacks anyone with hands on experience in Telecom that equally matches that of our two nominees.

If you agree with us and will support our actions of bringing back shareholders best interest to Warwick executives, then we ask you to vote ?FOR? Lynn Pike and Peter Saulnier and ?FOR? the increase in dividend on the enclosed GREEN proxy card.

Thank you for your time and consideration. We are available to you at 914-833-0875 to discuss our position or to explain any details that may not be clear to you. Please do not hesitate to call. You may also email us at the addresses appearing below.

Sincerely Yours,


Santa Monica Partners, L.P.
by
Lawrence J. Goldstein
President, SMP Asset Management, LLC
ljgoldstein@bloomberg.net
914.833.0875  x11


Joshua M. Eudowe
Managing Director, SMP Asset Management, LLC jeudowe@smplp.com
914.833.0875  x12